UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

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DESKTOP METAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on August 15, 2024 (the “Definitive Proxy Statement”), by Desktop Metal, Inc., a Delaware corporation (the “Company” or “Desktop Metal”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below. Unless otherwise defined in this Supplement, capitalized terms have the meaning as defined in the Definitive Proxy Statement.

EXPLANATORY NOTE

As previously disclosed, on July 2, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Nano Dimension Ltd., an Israeli company (“Nano”), and Nano US I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Nano (“Merger Sub”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will merge with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Nano (the “Merger”). On August 15, 2024, the Company filed the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on October 2, 2024.

As of the date of this Supplement, the Company has received several demand letters from purported Desktop Metal stockholders alleging, among other things, that the Definitive Proxy Statement, or in some cases, the Preliminary Proxy Statement on Schedule 14A of the Company filed on August 1, 2024 (the “Preliminary Proxy Statement”), omits material information with respect to the Merger, rendering the disclosures set forth therein false and misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and seeking Company books and records pursuant to Section 220 of the Delaware General Corporation Law (collectively, the “Demand Letters”). On August 12, 2024, a purported stockholder of Desktop Metal filed a complaint in the United States District Court for the Southern District of New York, captioned Bugantev v. Desktop Metal, Inc., No. 1:24-cv-06092 (S.D.N.Y.) (the “Bugantev Complaint”), alleging substantially the same claims as the Demand Letters. On August 16, 2024, the plaintiff voluntarily dismissed the Bugantev Complaint. On September 16, 2024, a purported stockholder of Desktop Metal filed a complaint in the Supreme Court of the State of New York, County of New York, captioned Floyd v. Desktop Metal, et al. (the “Floyd Complaint”), alleging negligent misrepresentation and concealment claims based on purported disclosure deficiencies in the Definitive Proxy Statement. On September 17, 2024, a purported stockholder of Desktop Metal filed a complaint in the Supreme Court of the State of New York, County of New York, captioned Clark v. Desktop Metal, et al. (the “Clark Complaint” and together with the Floyd Complaint, the “Complaints”), alleging substantially the same claims as the Floyd Complaint.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the claims in the Demand Letters and Complaints and minimize the risk, costs, burden, nuisance and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the supplemental disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement. The Company vigorously denies all allegations in the Demand Letters and the Complaints, including that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

Supplemental Disclosures to the Definitive Proxy Statement

The information in this Supplement supplements the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Except as described in this Supplement, the information provided in the Definitive Proxy Statement continues to apply. All section headings, paragraph references and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. The Supplemental Disclosures are identified below by bold, underlined text. ~~Stricken-through text~~ shows text being deleted from the referenced disclosure in the Definitive Proxy Statement. If information in the Supplemental Disclosures differs from or updates information contained in the Definitive Proxy Statement, then the information in the Supplemental Disclosures is more current and supersedes the information contained in the Definitive Proxy Statement.

*            *            *

THE MERGER—Background of the Merger

1.	The fourth paragraph in the section entitled “THE MERGER — Background of the Merger” on page 39 of the Definitive Proxy Statement is amended as follows:

On February 9, 2021, Mr. Fulop delivered to Stratasys Ltd. (“Stratasys”) a letter containing a non-binding, preliminary indication of interest of Desktop Metal to acquire Stratasys in a stock-for-stock transaction on the basis of $60.00 per Stratasys ordinary share and stated that the proposal represented a 27.8% premium to the 15-trading day volume-weighted average price as of the date of the letter. Dr. Zeif and Mr. Fulop continued to periodically discuss potential collaborations between the two companies. During the period between the beginning of 2021 and through the second quarter of 2024, Desktop Metal held multiple exploratory discussions at different times with ten parties (in addition to Nano) about potential combinations. The Company entered into confidentiality agreements with [six] of these ten parties, including form confidentiality agreements required in connection with onsite visits to Desktop Metal’s offices. Other than the confidentiality agreement with Nano (as described below), none of the confidentiality agreements contained a standstill provision. None of these discussions, other than those involving Stratasys described below, resulted in formal offers being made to Desktop Metal.

2.	The fourth full paragraph on page 46 of the Definitive Proxy Statement in the section entitled “THE MERGER — Background of the Merger” is amended as follows:

On May 15, 2024, as Mr. Fulop and Mr. Cole continued exploring restarting discussions regarding the transaction with Mr. Stern, Mr. Pinchas and Mr. Nedivi, Mr. Stern sent Mr. Fulop a framework of a transaction whereby Nano would pay Desktop Metal $10.50 per share if Desktop Metal held $65,000,000 in cash at closing. Additionally, for every $2.5 million less than $65 million in cash at the closing of the transaction, the purchase price would be adjusted down by $0.10. Mr. Stern’s offer also stated that Desktop Metal’s restricted stock units would not be accelerated but would be replaced in accordance with Nano’s option plan in terms of structure and vesting (the “Ninth Nano Offer”). The Ninth Nano Offer did not mention, and none of the previous Nano offers mentioned, any offer of post-transaction employment for Desktop Metal’s executive officers, or any proposal for Desktop Metal’s executive officers to purchase or participate in the equity of the surviving company.

3.	The tenth full paragraph on page 47 of the Definitive Proxy Statement in the section entitled “THE MERGER — Background of the Merger” is amended as follows:

On June 25, 2024, Mr. Nedivi proposed to Mr. Fulop that in light of the ambiguity under the existing Desktop Metal, Inc. Severance Plan with respect to the definition of “good reason”, certain Desktop Metal executives enter into severance letters described in the section entitled “—Treatment of Desktop Metal Equity Awards — Severance Letter Agreements” waiving certain “good reason” rights in the 12 months following the Merger. On June 26, 2024, Nano started negotiating the severance letters of Desktop Metal executives.

THE MERGER— Opinion of Desktop Metal’s Financial Advisor

4.	The second through fifth paragraphs under the heading “THE MERGER— Opinion of Desktop Metal’s Financial Advisor— Selected Public Companies Analysis” starting on page 55 of the Definitive Proxy Statement are amended as follows:

Stifel calculated and compared financial multiples for the selected public companies of enterprise value, which is referred to as EV, which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, less cash and cash equivalents, to actual revenue for the last twelve months (“LTM”) and estimated revenue for each of calendar years 2024 and 2025. Financial data for the selected public companies were based on publicly available data obtained from SEC filings, Wall Street research analyst consensus estimates through Refinitiv Eikon and other data sources and closing prices, as of July 1, 2024, the last trading day prior to the delivery of the Stifel Opinion. LTM metrics were based on last twelve months based on comparable company filings available as of June 30, 2024, while estimated revenue for 2024 and 2025 presented herein were derived from Wall Street research analyst estimates.

The results of this selected public companies analysis are summarized below:

Additive Manufacturing Comparable Companies:	EV (As of 7/1/24)	EV / LTM (6/30/24) Revenue		EV / Revenue 2024E		EV / Revenue 2025E
Kornit Digital Ltd.	$168	0.8	x	0.8	x	0.7	x
3D Systems Corporation	458	1.0	x	1.0	x	0.9	x
Velo3D, Inc.	55	0.9	x	N.A.		N.A.
Markforged Holding Corporation	(18)	N.M.		N.M.		N.M.
Prodways Group SA	32	0.4	x	0.5	x	0.4	x
Stratasys Ltd.	455	0.7	x	0.7	x	0.7	x

Multiple:	1st Quartile		Median		Mean		3rd Quartile
EV/LTM (6/30/24) Revenue	0.7	x	0.8	x	0.8	x	0.9	x
EV/CY 2024E Revenue	0.7	x	0.8	x	0.7	x	0.8	x
EV/CY 2025E Revenue	0.6	x	0.7	x	0.7	x	0.8	x

Stifel applied the ranges of the first and third quartile multiples of the selected public companies to the corresponding LTM, estimated calendar year 2024 and estimated calendar year 2025 revenue of Desktop Metal per the Desktop Metal Projections to calculate a range of implied enterprise values. Stifel then calculated the implied equity value by subtracting Desktop Metal’s total debt of approximately $116 million, consisting of Desktop Metal’s convertible notes outstanding, bank debt and financial leases, as of June 30, 2024 as provided by Desktop Metal management, and then adding $47 million of Desktop Metal’s cash, cash equivalents and short-term investments as of June 30, 2024, as provided by Desktop Metal management. The range of implied equity values was then divided by Desktop Metal’s fully diluted shares outstanding to arrive at the following ranges of implied prices per share of Desktop Metal Class A Common Stock.

Multiple:	Range of Multiples	Implied Value Per Share of Class A Common Stock
EV/LTM (6/30/24) Revenue	0.7x – 0.9x	$1.75 - $2.63
EV/CY 2024E Revenue	0.7x – 0.8x	$1.31 - $2.26
EV/CY 2025E Revenue	0.6x – 0.8x	$1.48 - $2.37

No company utilized in the selected public companies analysis is identical to Desktop Metal. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Desktop Metal’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in Desktop Metal’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the 1st and 3rd quartiles) is not in itself a meaningful method of using peer group data.

5.	The disclosure under the heading “THE MERGER— Opinion of Desktop Metal’s Financial Advisor— Selected Transaction Analysis” on page 56 of the Definitive Proxy statement is amended as follows:

Based on publicly available data and other information available to Stifel, Stifel calculated the multiples of EV to LTM and next twelve months’ (“NTM”) revenue implied in the following 8 selected acquisitions of public companies that have been announced since January 1, 2018 in technology and tech-adjacent businesses with profitability and growth profiles Stifel believed to be relevant to Desktop Metal:

Announce Date	Closing Date	Acquirer	Target	EV	EV / LTM Rev		EV / NTM Rev
2/6/24	5/13/24	Haveli Investments	ZeroFox Holdings	$323.1	1.5	x	1.4	x
11/27/23	5/22/24	CORE Industrial	Fathom Digital Manufacturing	$309.5	2.2	x	2.4	x
4/12/23	7/13/23	Lee Equity Partners; Twin Point Capital	TESSCO Technologies	$158.8	0.4	x	0.3	x
9/27/21	9/15/22	Bain Capital	Industria de Turbo Propulsores (ITP Aero)	$2,106.3	2.5	x	N.A.
2/20/20	6/29/20	Dialog Semiconductor	Adesto Technologies	$497.0	4.2	x	3.6	x
11/1/19	1/14/21	Google	Fitbit	$1,686.0	1.1	x	1.2	x
6/24/19	11/1/19	US Ecology	NRC Group Holdings	$863.2	2.2	x	1.9	x
11/6/18	1/4/19	CVC Fund VII	ConvergeOne Holdings	$1,694.4	1.2	x	1.0	x

In the table above, multiples were considered not applicable (N.A.) where financial information was not available.

The following table sets forth the multiples indicated by this analysis:

Multiple:	1st Quartile		Median		Mean		3rd Quartile
EV/LTM Revenue	1.2	x	1.8	x	1.9	x	2.3	x
EV/NTM Revenue	1.1	x	1.4	x	1.7	x	2.1	x

Stifel applied ranges of the first and third quartile multiples for the selected transactions to the corresponding LTM and NTM revenue of Desktop Metal per the Desktop Metal Projections, to calculate a range of implied enterprise values. Stifel then calculated the implied equity value by subtracting Desktop Metal’s total debt of approximately $116 million, consisting of Desktop Metal’s convertible notes outstanding, bank debt and financial leases, as of June 30, 2024 as provided by Desktop Metal management, and then adding $47 million of Desktop Metal’s cash, cash equivalents and short-term investments as of June 30, 2024, as provided by Desktop Metal management. The range of implied equity values was then divided by Desktop Metal’s fully diluted shares outstanding to arrive at the following ranges of implied prices per share of Desktop Metal Class A Common Stock.

Multiple:	Range of Multiples	Implied Value Per Share of Class A Common Stock
EV/LTM Revenue	1.2x – 2.3x	$4.04 – $9.62
EV/NTM Revenue	1.1x – 2.1x	$3.42 – $8.60

No company or transaction used in the selected transactions analyses is identical to Desktop Metal or the Merger, and Stifel noted that no similar transactions had occurred in the additive manufacturing segment in the last three years. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Desktop Metal is being compared and the enterprise value and equity value of the transactions to which the Merger is being compared. In evaluating the selected transactions, Stifel made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond Desktop Metal’s control, such as the impact of competition on Desktop Metal’s business or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Desktop Metal, the companies involved in the selected transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions analysis and the enterprise value and equity value implied in the transactions to which the Merger is being compared.

6.	The second and third paragraphs under the heading “THE MERGER— Opinion of Desktop Metal’s Financial Advisor— Discounted Cash Flow Analysis” on page 57 of the Definitive Proxy Statement are amended as follows:

This analysis indicated a range of enterprise values, which Stifel then decreased by Desktop Metal’s net debt to calculate a range of equity value. Stifel calculated net debt by taking Desktop Metal’s total debt of approximately $116 million consisting of Desktop Metal’s convertible notes outstanding, bank debt and financial leases, as of June 30, 2024 as provided by Desktop Metal management, and then subtracted $47 million of Desktop Metal’s cash, cash equivalents and short-term investments as of June 30, 2024, as provided by Desktop Metal management, to calculate a range of implied equity values.

These equity values were then divided by the fully diluted shares of approximately 33 million Class A Common Stock, determined using the treasury stock method, and taking into account approximately 2 million restricted stock units (assuming all vest at 100% of target attainment) and 0.014 million in-the-money stock options as of June 30, 2024, as provided to Stifel by Desktop Metal, to calculate the following ranges of implied equity values per share:

Discount Rate:	Implied Value Per Share of Class A Common Stock
13.0% Discount Rate	$0.75 – $5.87
17.0% Discount Rate	$0.10 – $4.49

Stifel then calculated the average of the low and high values per share of Class A Desktop Metal Common Stock implied by each discount rate, resulting in a range of implied value per share of Class A Common Stock of $0.42 to $5.18.

7.	The fourth paragraph under the heading “THE MERGER — Opinion of Desktop Metal’s Financial Advisor — Conclusion” on page 58 of the Definitive Proxy Statement is amended as follows:

In 2023, Stifel acted as financial advisor to Desktop Metal in connection with its proposed merger with Stratasys Ltd. (the “Stratasys Transaction”), for which Stifel received ~~compensation~~ a fee of $1.5 million for providing an opinion to the board of directors of Desktop Metal, which was not contingent upon the consummation of the Stratasys Transaction. Other than the Stratasys Transaction, there are no material relationships that existed during the two years prior to the date of the Stifel Opinion or that as of such date were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to Desktop Metal or Nano or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel, its affiliates and their respective clients may transact in the securities of each of Desktop Metal or Nano and may at any time hold a long or short position in such securities.

THE MERGER—Unaudited Financial Forecasts

8.	The first three paragraphs in the section under the heading “THE MERGER — Unaudited Financial Forecasts — Summary of the financial forecasts by Desktop Metal” beginning on page 60 of the Definitive Proxy Statement are amended as follows:

In connection with the evaluation of the Merger, Desktop Metal’s management prepared forecasts of Desktop Metal’s financial results for calendar years 2024 through 2028.

The following table presents a summary of the GAAP financial forecasts by Desktop Metal:

	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E

	(dollars in millions, except Gross Margin data)
Total Revenue	$175.0	$203.0	$242.0	$272.0	$314.0
GAAP Cost of Sales(1)	$161.5	$164.4	$178.2	$187.5	$203.8
GAAP Gross Profit(2)	$13.5	$38.6	$63.8	$84.5	$110.2
GAAP Gross Margin(3)	8%	19%	26%	31%	35%
GAAP Operating Expenses:
Research & Development	42.1	33.0	34.0	36.0	40.3
Sales & Marketing	21.5	23.8	27.8	31.8	37.9
General & Administrative	35.7	28.7	30.2	30.7	31.3
Depreciation & Amortization	21.1	22.1	22.2	22.4	22.5
Stock-Based Compensation	29.1	23.1	23.5	23.8	24.2
Transaction & Restructuring Costs	12.6	—	—	—	—
Total GAAP Operating Expenses	$162.1	$130.7	$137.6	$144.7	$156.2
GAAP Net Operating Income/(Loss)(4)	$(148.6)	$(92.1)	$(73.8)	$(60.2)	$(46.0)
Other & Interest (Expense)/Income, net	(7.8)	(6.5)	(6.5)	(3.1)	(1.4)
Benefit for Income Taxes	0.2	—	—	—	—
Net Income/(Loss)(5)	$(156.2)	$(98.6)	$(80.4)	$(63.3)	$(47.4)

(1)	GAAP Cost of Sales consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of Desktop Metal’s additive manufacturing systems and consumables, which primarily consists of amounts paid to third-party contract manufacturers and suppliers and personnel-related costs directly associated with manufacturing operations. It also includes cost of labor, materials and overhead for Desktop Metal’s produced parts offerings. Cost of services includes personnel-related costs directly associated with the provision of support services to customers, which include engineers dedicated to remote support as well as, training, support and the associated travel costs. GAAP Cost of Sales also includes depreciation and amortization, cost of spare or replacement parts, warranty costs, excess and obsolete inventory and shipping costs and an allocated portion of overhead costs.

(2)	GAAP Gross Profit is calculated based on the difference between Total Revenue and GAAP Cost of Sales.

(3)	GAAP Gross Margin is the percentage obtained by dividing GAAP Gross Profit by Total Revenue.

(4)	GAAP Net Operating Income/(Loss) is GAAP Gross Profit less GAAP Operating Expenses.

(5)	Net Income/(Loss) is GAAP Net Operating Income/(Loss) less other income (expense), interest income (expense), change in fair value of investments and income tax benefit.

The following table presents a summary of the non-GAAP financial forecasts by Desktop Metal:

	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E

	(dollars in millions, except Non-GAAP Gross Margin data)
Total Revenue	$175.0	$203.0	$242.0	$272.0	$314.0
Non-GAAP Cost of Sales(1)	$123.9	$134.8	$148.7	$157.9	$174.2
Non-GAAP Gross Profit(2)	$51.1	$68.2	$93.3	$114.1	$139.8
Non-GAAP Gross Margin(3)	29%	34%	39%	42%	45%
Non-GAAP Operating Expenses:
Research & Development	42.1	33.0	34.0	36.0	40.3
Sales & Marketing	21.5	23.8	27.8	31.8	37.9
General & Administrative	35.7	28.7	30.1	30.7	31.3
Depreciation	8.3	8.5	8.7	8.8	8.9
Total Non-GAAP Operating Expenses(4)	$107.5	$93.9	$100.5	$107.3	$118.4
Non-GAAP Net Operating Income/(Loss)(5)	$(56.5)	$(25.8)	$(7.3)	$6.8	$21.4
Adjusted EBITDA(6)	$(45.3)	$(11.6)	$7.3	$21.7	$36.5

(1)	Non-GAAP Cost of Sales is GAAP Cost of Sales less amortization, stock-based compensation and transaction and restructuring costs.

(2)	Non-GAAP Gross Profit is calculated based on the difference between Total Revenue and Non-GAAP Cost of Sales.

(3)	Non-GAAP Gross Margin is the percentage obtained by dividing Non-GAAP Gross Profit by Total Revenue.

(4)	Non-GAAP Operating Expenses is GAAP operating expenses less stock-based compensation, amortization of acquired intangible assets, restructuring expense and acquisition-related and integration costs.

(5)	Non-GAAP Net Operating Income/(Loss) is GAAP Net Operating Income/(Loss) less stock-based compensation, amortization of acquired intangible assets, restructuring expense, acquisition-related and integration costs and change in fair value of investments.

(6)	Adjusted EBITDA is EBITDA adjusted for change in fair value of investments, stock-based compensation expense, restructuring expense, goodwill impairment and transaction costs associated with acquisitions. “EBITDA” is net loss plus net interest income, provision for income taxes, depreciation and amortization expense.

THE MERGER—Interests of Desktop Metal’s Directors and Executive Officers in the Merger

9.	The disclosure under the heading “THE MERGER—Interests of Desktop Metal’s Directors and Executive Officers in the Merger” on page 63 of the Proxy Statement is supplemented by adding the text below as a new second paragraph:

As of the date of this proxy statement, there have been no substantive discussions or negotiations with respect to post-closing employment for any of Desktop Metal’s executive officers, and none of Desktop Metal’s executive officers have entered into any agreement with Nano or any of its affiliates regarding employment with Nano or any of its affiliates. Prior to the execution and delivery of the Merger Agreement, the parties engaged in general discussions regarding preserving the pre-closing compensation of Desktop Metal’s employees after closing, but no agreement was reached other than as described herein. The only agreements between Nano and Desktop Metal’s executive officers regarding Desktop Metal’s executive officers’ compensation or participation in the equity of the surviving company are (i) the terms of the Replacement RSUs set forth in the Merger Agreement as described under the heading “—Treatment of Desktop Metal Equity Awards—Restricted Stock Unit Awards”, (ii) the severance letter agreements described under the heading “—Treatment of Desktop Metal Equity Awards—Severance Letter Agreements” and (iii) the Nano RSU awards described under the heading “—RSU Letter Agreements” below.

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements relating to the proposed transaction between Desktop Metal and Nano, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding Desktop Metal’s business, including expectations regarding outlook and all underlying assumptions, Nano’s and Desktop Metal’s objectives, plans and strategies, information relating to operating trends in markets where Desktop Metal operates, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that Desktop Metal intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “may,” “will,” “intends,” “projects,” “could,” “would,” “estimate,” “potential,” “continue,” “plan,” “target,” or the negative of these words or similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Desktop Metal’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may cause Desktop Metal’s or Nano’s actual results or performance to be materially different from those expressed or implied in the forward-looking statements include, but are not limited to, (i) the ultimate outcome of the proposed transaction between Desktop Metal and Nano, including the possibility that Desktop Metal’s stockholders will reject the proposed transaction; (ii) reductions in the Per Share Merger Consideration to be paid based on transaction expenses, potential borrowings under the Bridge Loan Facility and agreements relating to severance for certain executive officers and employees of Desktop Metal; (iii) the effect of the announcement of the proposed transaction on the ability of Desktop Metal to operate its business and retain and hire key personnel and to maintain favorable business relationships; (iv) the timing of the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; (vi) the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary stockholder approvals); (vii) other risks related to the completion of the proposed transaction and actions related thereto; and (viii) those factors and risks described in Item 3.D “Key Information - Risk Factors,” Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Nano’s Annual Report on Form 20-F for the year ended December 31, 2023 and Part 1, Item 1A, “Risk Factors” in Desktop Metal’s Annual Report on Form 10-K for the year ended December 31, 2023 and Part II, Item 1A, “Risk Factors” in Desktop Metal’s most recent Quarterly Reports on Form 10-Q, each filed with the SEC, and in Desktop Metal’s other filings with the SEC.

The forward-looking statements included in this communication are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Additional Information about the Transaction and Where to Find It

In connection with the proposed Merger, Desktop Metal has filed the Definitive Proxy Statement with the SEC. Desktop Metal may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Definitive Proxy Statement or any other document that Desktop Metal may file with the SEC. The definitive proxy statement has been mailed to stockholders of Desktop Metal. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the Definitive Proxy Statement and other documents containing important information about Desktop Metal and the proposed transaction through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Desktop Metal are available free of charge on Desktop Metal’s website at https://ir.desktopmetal.com/sec-filings/all-sec-filings.